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                                                   ----------------------------
                                                   OMB APPROVAL
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                                                   OMB Number:        3235-0104
                                                   Expires: December 31, 2001
                                                   Estimated average burden
                                                   hours per response.......0.5
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FORM 3              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
--------                          Washington, D.C.  20549

                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

          Filed pursuant to Section 16(a) of the Securities Exchange
           Act of 1934, Section 17(a) of the Public Utility Holding
  Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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
1.  Name and Address of Reporting Person*            2.  Date of Event          4.  Issuer Name and Ticker or Trading Symbol
                                                         Requiring Statement
Roberts       Richard             S.                     (Month/Day/Year)       Central European Distribution Corporation (CEDC)
                                                         7/2/02
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  (Last)      (First)          (Middle)             3.  I.R.S. Identification  5.  Relationship of Reporting Person(s) to Issuer
                                                        Number of Reporting              (Check all applicable)
          21361 Clappertown Dr.                         Person, if an entity
----------------------------------------------          (voluntary)            X   Director      _______  10% Owner
               (Street)                                                        ---
                                                                                .  Officer (give  ______  Other (specify
Ashburn           VA              20147                                        --- title below)           below)
----------------------------------------------
   (City)       (State)           (Zip)             6.  If Amendment, Date of             7. Individual or Joint/Group
----------------------------------------------          Original (Month/Day/Year)             Filing (Check Applicable Line)
                                                                                             X  Form filed by One Reporting Person
                                                                                            ---
                                                                                            ___ Form filed by More than One
                                                                                                Reporting Person

                                      Table I -- Non-Derivative Securities Beneficially Owned
 -----------------------------------------------------------------------------------------------------------------------------------
 1.  Title of Security               2.  Amount of Securities     3.  Ownership         4.  Nature of Indirect Beneficial Ownership
     (Instr. 4)                          Beneficially Owned           Form:  Direct         (Instr. 5)
                                         (Instr. 4)                   (D) or Indirect
                                                                      (I)  (Instr.5)
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
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No Securities Owned
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

                                                                          (Over)
                                                                 SEC 1473 (3-99)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

          Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number
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FORM 3 (continued)

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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  1.   Title of Derivative  2. Date Exer-    3. Title and Amount of Securities  4. Conversion 5. Ownership    6. Nature of Indirect
       Security                cisable and      Underlying Derivative Security     or            Form of         Beneficial
       (Instr. 4)              Expiration       (Instr. 4)                         Exercise      Derivative      Ownership
                               Date                                                Price of      Security:       (Instr. 5)
                               (Month/Day/                                         Derivative    Direct (D)
                               Year)                                               Security      or
                             ----------------------- ---------------------------                 Indirect
                             Date    Expira-                          Amount                     (I)
                             Exer-   tion              Title          or                         (Instr. 5)
                             cisable Date                             Number of
                                                                      Shares
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
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

   Explanation of Responses:

   **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

          Richard S. Roberts            8/2/02
   -----------------------------------------------
   **Signature of Reporting Person       Date


   Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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